Exhibit 99.1

NEWS RELEASE

Cenveo, Inc. Agrees to Acquire Rex Corporation

Expands Cenveo’s position in high growth specialty packaging market
Transaction expected to be accretive to 2008 earnings
Company also announces appointment of Gerald S. Armstrong to Board of Directors

STAMFORD, CT – (December 27, 2007) - Robert G. Burton, Sr., Chairman and Chief Executive Officer of Cenveo, Inc. (NYSE: CVO), announced today that the Company has signed a definitive agreement to acquire Rex Corporation (Rex), in an all-cash transaction. Rex is one of the largest independent manufacturers of premium and high-quality packaging solutions with over 35 years of industry experience. Rex generates annual revenues of over $40 million.  The transaction is expected to be completed in the first quarter of 2008 and to be accretive to earnings in 2008.  The transaction is currently expected to be funded using the Company’s revolver. Closing of the transaction is also subject to other conditions, which were not disclosed.

Rex, located in Jacksonville, FL, is recognized for its outstanding quality, craftsmanship and high levels of customer service. Many of the world’s premier consumer products manufacturers depend on Rex Corporation for their “single source” packaging solution, with design, production, and distribution all handled from one location. Rex’s highly skilled workforce of 170 employees has won numerous awards for quality over the years for their work in servicing the pharmaceutical, healthcare, cosmetics, personal care, food & beverage and apparel markets.

Mr. Burton stated:
“The addition of Rex will strengthen our position in the specialty packaging marketplace. Rex’s reputation as an outstanding manufacturer of high-quality packaging will enhance our existing global packaging network and will provide for sizable synergy opportunities as we integrate our operations. I look forward to working with Chipper and his team as we work toward a swift completion of this transaction.”

Y.E. “Chipper” Hall, President of Rex stated:
“As an innovative and lean enterprise in the folding carton industry, the combination of Rex with Cenveo and Cadmus Whitehall is a natural progression for our people and our customers. Cenveo and Rex share many common goals and workflows, which will offer our customers an unmatched value to support the growth of their businesses in the future, both domestically and globally.  We look forward to working with the Cenveo and Cadmus Whitehall team to provide these increased benefits to our customers and our people.”

Cenveo also announced that Gerald S. Armstrong has been appointed to the Company’s Board of Directors effective December 31st. Mr. Armstrong is presently an Executive Vice President of EarthWater Global, LLC, an exploration company. Mr. Armstrong is also a Managing Director of Arena Capital Partners, LLC, a private investment firm. Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983 to effect the purchase, through a $1.7 billion leveraged buyout arranged by KKR with Merrill Lynch Capital Partners, of the manufacturing and printing assets of City Investing Company, including Rheem Manufacturing, Co., World Color Press, Inc., UARCO, Inc. and Hayes International, Inc.

The Company also announced that effective December 31st, Robert Kittel will be stepping down as a Director of the Company due to increasing demands on his time and the expanded role he has assumed at Goodwood, Inc.

Mr. Burton concluded:
“I am extremely pleased to announce the appointment of Jerry Armstrong as a Director of the Company. I have known him since 1991 and couldn’t think of a better fit. He brings with him great experience in the printing sector with close to 25 years of knowledge and hands-on experience, including working with me at World Color during the turnaround efforts at that company. Jerry will bring an important industry perspective to the Board, and I want to personally welcome him to the team.

“I am sad to also announce that Rob Kittel will be stepping down as Director at year end. Rob played a pivotal role in helping our team assume leadership and control of Cenveo as well as in bringing strong financial acumen to the Board.  Rob informed me that he wanted to spend 100%

of his time focusing on his full time job at Goodwood Inc., which has grown substantially since our arrival at Cenveo, and I support his decision. On behalf of the entire Board, I want to thank Rob for his hard work, and look forward to continuing to work with him and the Goodwood team as they remain a large shareholder.”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.   With 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.